QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.6

CONSENT OF G.S.G. CHAPMAN

The undersigned hereby consents to reference to the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation under the United States Securities Act of 1933, as amended, in connection with (1) the mineral reserve estimates for the Tarkwa Gold Mine in Ghana; and (2) the annual information form of the Company dated March 28, 2008, which includes reference to the undersigned's name in connection with information relating to the Tarkwa Gold Mine and the properties described therein, and to all other references to the undersigned's name included or incorporated by reference in such Registration Statement.

Date: March 9, 2009
/s/ GARY CHAPMAN Name: Gary Chapman Title: Mineral Resource Manager, Tarkwa Gold Mine Company: Goldfields

QuickLinks

  Exhibit 5.6
CONSENT OF G.S.G. CHAPMAN